SECURITIES PURCHASE AND EXCHANGE AGREEMENT

BY AND AMONG

NORTH SHORE ACQUISITION CORP.,

SUNGDONG INDUSTRIES CO. LTD.,

HWI YOUNG JUNG

AND

HONG JUN JUNG

DATED AS OF SEPTEMBER 8, 2009

SECURITIES PURCHASE AND EXCHANGE AGREEMENT

THIS SECURITIES PURCHASE AND EXCHANGE AGREEMENT is made and entered into as of September 8, 2009, by and among North Shore Acquisition Corp., a Delaware corporation (“NSAQ”), Sungdong Industries Co. Ltd., a Korean company (“SDI”), Hwi Young Jung (“Stockholder”) and Hong Jun Jung (“Pledgor”). (Each of the above parties, a “Party,” and collectively, the “Parties,” unless the context requires otherwise).

RECITALS

A.          Stockholder is the direct and beneficial owner of 11,000 of the 20,000 shares of issued and outstanding common stock of SDI (“SDI Common Stock”).

B.           Subject to the terms and conditions of this Agreement (defined below), NSAQ at the Closing (as defined below), shall acquire, (i)  shares of newly issued convertible voting preferred stock of SDI (“SDI Preferred Stock”), representing up to 22.77%, but not less than 20.68%, of the voting power of SDI, in exchange for the payment of the amount of cash remaining in NSAQ’s Trust Fund (as defined in Section 3.15) at Closing after deduction of amounts for (i) payment of NSAQ’s expenses in connection with the transactions contemplated by this Agreement and (ii) payments to NSAQ stockholders that exercise their conversion rights at the Special Meeting (as defined in Section 5.1(a)) (the “SDI Preferred Stock Purchase”), and (ii) 7,722 shares of currently issued and outstanding SDI Common Stock from Stockholder, representing at least 29.82% of the voting power of SDI, in exchange for an aggregate of 7,341,102 newly issued shares of common stock of NSAQ (the “Share Exchange”).

C.           Following the Closing, (i) NSAQ shall own up to 52.59%, but not less than a majority, of the voting power of SDI and (ii) Stockholder shall initially own 48.04% of the issued and outstanding shares of NSAQ’s common stock, par value $0.0001 per share (“NSAQ Common Stock”), assuming that no NSAQ stockholders exercise their conversion rights.  The term “Agreement” as used herein refers to this Securities Purchase and Exchange Agreement, as the same may be amended from time to time, and all schedules hereto (including the SDI Schedules and the NSAQ Schedules, as defined in the preambles to Articles II and III hereof, respectively).

NOW, THEREFORE, in consideration of the covenants, mutual premises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE SDI STOCK PREFERRED STOCK PURCHASE AND THE SHARE EXCHANGE

1.1          SDI Preferred Stock Purchase.

(a)           Purchase and Sale.  Upon the terms and subject to the conditions hereof, at the Closing, SDI shall issue, sell, transfer, assign and convey to NSAQ, and NSAQ shall purchase from SDI,  the number of shares of SDI Preferred Stock equal to the quotient obtained by dividing (x) the amount of total cash remaining in NSAQ’s Trust Fund at Closing after deduction of amounts for (i) payment of NSAQ’s expenses in connection with the transactions contemplated by this Agreement and (ii) payments to NSAQ stockholders that exercise their conversion rights at the Special Meeting, by (y) $7,292 (the “SDI Preferred Shares”), representing up to 22.77%, but not less than 20.68%, of the total voting power of SDI, which shall have the voting rights, dividends, rights and preferences as set forth in SDI’s Korean Registration Certificate attached as Exhibit A hereto.

(b)           Purchase Price.  The aggregate purchase price  to be paid by NSAQ to SDI for the SDI Preferred Shares shall be the amount of total cash remaining in NSAQ’s Trust Fund at Closing after deduction of amounts for (i) payment of NSAQ’s expenses in connection with the transactions contemplated by this Agreement and (ii) payments to NSAQ stockholders that exercise their conversion rights at the Special Meeting. The cash issued under this Section 1.1(b) is sometimes referred to herein as the “Cash Consideration.”

1.2          Share Exchange.

(a)           Upon the terms and subject to the conditions hereof, at the Closing, Stockholder shall sell, transfer, assign and convey to NSAQ, and NSAQ shall purchase from Stockholder, all of the right, title and interest of Stockholder in and to 7,722 shares of SDI Common Stock (the “SDI Common Shares”), representing at least 29.82% of the total voting power of SDI.

(b)           Purchase Price.  In exchange for the SDI Common Shares, NSAQ shall issue and deliver to Stockholder 7,341,102 shares of NSAQ Common Stock, representing 48.04% of the total voting power of NSAQ, assuming that no NSAQ stockholders exercise their conversion rights.  The shares of NSAQ Common Stock issued under this Section 1.2(b) are sometimes referred to herein as the “NSAQ Shares.”

(c)           Following Closing of the SDI Preferred Stock Purchase referenced in Section 1.1 and the Share Exchange referenced in Section 1.2, NSAQ shall own up to 52.59%, but not less than a majority, of the total voting power of SDI.

(d)          Following Closing of the SDI Preferred Stock Purchase referenced in Section 1.1 and the Share Exchange referenced in Section 1.2, Stockholder shall initially own 48.04% of the total voting power of NSAQ, assuming that no stockholders exercise their conversion rights.

(e)           As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, 20% of the NSAQ Shares issued to Stockholder (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between NSAQ, Stockholder and Continental Stock Transfer & Trust Company (“Continental”) (or such other Person as may be agreed by NSAQ and Stockholder), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit B hereto (the “Escrow Agreement”).  The Escrow Agreement shall provide that on the one year anniversary after the Closing (the “Escrow Release Date”), the Escrow Agent shall release the Escrow Shares, less that portion thereof applied in satisfaction of or reserved with respect to indemnification claims in connection with claims made pursuant to Section 7.1(a) of this Agreement (“Escrow Claims”).  Any Escrow Shares due to be released on the Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to Stockholder, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim.

1.3           NSAQ Committee for Purposes of Escrow Agreement.  Prior to the Closing, the board of directors of NSAQ shall appoint a committee consisting of one or more of its then-members to act on behalf of NSAQ to take all necessary actions and make all decisions pursuant to the Escrow Agreement.  In the event of a vacancy in such committee, the board of directors of NSAQ shall appoint as a successor a Person (as defined below in Section 9.2(c)) who was a director of NSAQ prior to the Closing Date (as defined below) or, in the event of an inability to appoint same, another Person who would qualify as an “independent” director of NSAQ and who has not had any relationship with SDI or Stockholder prior to the Closing.  Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

1.4           The Closing.  Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the SDI Preferred Stock Purchase and the Share Exchange (“Closing”) shall take place at the offices of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., counsel to NSAQ, 666 Third Avenue, New York, New York 10017 at a time and date to be specified by the Parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the Parties hereto agree in writing (the “Closing Date”).  Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.5           Deliveries.

(a)           SDI.  At the Closing, SDI will (i) issue the SDI Preferred Shares to NSAQ by delivering to NSAQ the certificates representing such SDI Preferred Shares, which shall be duly authorized and validly issued shares free and clear of all Liens (as defined below in Section 9.2(e)), (ii) provide confirmation that NSAQ is reflected on the share register of SDI as the registered owner of the SDI Preferred Shares, and (iii) deliver to NSAQ the certificates, opinions and other agreements contemplated by Article VI hereof and the other provisions of this Agreement.

(b)           Stockholder.  At the Closing, Stockholder will (i) assign and transfer to NSAQ all of its right, title and interest in and to the SDI Common Shares by delivering to NSAQ the certificates representing such SDI Common Shares, duly endorsed for transfer and free and clear of all Liens, (ii) provide confirmation that NSAQ is reflected on the share register of SDI as the registered owner of the SDI Common Shares, and (iii) deliver to NSAQ the certificates, opinions and other agreements contemplated by Article VI hereof and the other provisions of this Agreement.

(c)           NSAQ.  At the Closing, NSAQ shall deliver (i) to SDI, the Cash Consideration pursuant to Section 1.1, (ii) to Stockholder, the NSAQ Common Shares pursuant to Section 1.2 and (iii) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement.

1.6          Additional Agreements. At the Closing, the following agreements will have been executed and delivered (collectively, the “Transaction Documents”), the effectiveness of each of which is subject to the Closing:

(a)           The Escrow Agreement and a mutually agreed upon agent for escrow.

(b)           A Pledge Agreement (“Pledge Agreement”) and a mutually agreed upon collateral agent in the form attached as Exhibit C hereto.

(c)           A Lock-Up Agreement (“Lock-Up Agreement”) in the form attached as Exhibit D hereto.

1.7          Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

1.8          Payment of Dividends.

(a)           Payment of Cash Dividends on SDI Preferred Shares.  Pursuant to the SDI’s Korean Registration Certificate attached as Exhibit A hereto, SDI shall issue dividend payments on the SDI Preferred Shares as follows:

(i)           Four percent (4%) of the Cash Consideration referenced in Section 1.1(b) with respect to the fiscal year ended December 31, 2009 to be issued to NSAQ no later than March 31, 2010; and

(ii)           Twelve and one half (12.5%) of the Cash Consideration referenced in Section 1.1(b) with respect to each subsequent fiscal year to be issued to NSAQ  in each instance no later than March 31 following the end of such fiscal year; provided that no such dividends shall be required to be paid with respect to the preceding fiscal year following conversion of the SDI Preferred Shares into shares of SDI Common Stock pursuant to Section 1.8(b).

(b)           Automatic Conversion of SDI Preferred Shares.  The SDI Preferred Shares shall automatically convert into an equal number of shares of SDI Common Stock that maintains NSAQ’s equivalent voting power of SDI upon the earlier to occur of the following:  (i) for the two-month period commencing November 1, 2013 and ending December 31, 2013, if the Weighted Average Stock Price (as defined below) of the NSAQ Common Stock has increased at least twenty-four percent (24%) above $8.00 (the “Price Condition”), and (ii) in the event that the Price Condition has not been met by December 31, 2013, at any time following such date when the Weighted Average Stock Price exceeds the calculated rate of six percent (6%) multiplied by the number of years elapsed from the Closing Date, as determined during the period commencing on November 1 and ending on December 31 for each such year (the “Post-2013 Price Condition”).  For the avoidance of doubt, there shall be no dividend payment on the SDI Preferred Shares with respect to fiscal year 2013 in the event that the Price Condition is met or any subsequent fiscal year if the Post-2013 Price Condition is met.  “Weighted Average Stock Price” as used herein refers to the number of shares traded per day multiplied by the closing price of the stock per day, divided by the total volume of shares of NSAQ Common Stock traded during each day during the period.

(c)           Dividend Default Payment.  In the event of the non-payment or delay in payment of any dividends on the SDI Preferred Shares pursuant to the terms of this Agreement, an interest rate of sixteen percent (16%) per annum shall apply to the unpaid amount from the first day following the scheduled payment date of the applicable dividend until the actual payment date of such dividend.

(d)           Payment of Dividends to NSAQ Common Stockholders.  Following the Closing, NSAQ, SDI and Stockholder shall cause NSAQ to issue cash dividends to its holders of NSAQ Common Stock in an amount equal to (i) the amount of the dividends received on the SDI Preferred Shares divided by (ii) the number of issued and outstanding shares of NSAQ Common Stock less the number of shares of NSAQ Common Stock owned by Stockholder as a result of the Share Exchange, provided that such amount is legally available therefor for the payment of such dividends.  Such dividend payments shall be made no later than the tenth (10th) calendar day following NSAQ’s receipt of the dividend payment on its SDI Preferred Shares.

(e)           Waiver of Dividends by Stockholder.  Stockholder hereby agrees that it shall waive its rights to any such dividends payable with respect to the NSAQ Shares pursuant to this Section 1.8; provided, however, that Stockholder shall participate in any dividend payments on shares of NSAQ Common Stock that are not acquired pursuant to the Share Exchange.

(f)           Pledge of SSME Shares as Collateral.  In order to secure the payment to NSAQ of the dividends on the SDI Preferred Shares, Pledgor shall pledge to NSAQ all of his rights, title and interest in 280,000 common shares of Sungdong Shipbuilding & Marine Engineering Co., Ltd. (“SSME”) owned by Pledgor (the “SSME Pledged Shares”) to NSAQ pursuant to the Pledge Agreement attached as Exhibit C hereto.  At Closing, Pledgor shall deliver the certificates representing the SSME Pledged Shares, together with any other documentation assigning such rights to such shares, to NSAQ, to be held in escrow by a collateral agent in accordance with the terms of the Pledge Agreement.  In the event that SDI defaults on its obligation to pay any of the dividends on the SDI Preferred Shares and such dividends continue to be unpaid for a period of sixty (60) days following the applicable payment date, NSAQ shall be entitled to take full possession of the SSME Pledged Shares and liquidate the SSME Pledged Shares, or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation in satisfaction of the obligation to pay the dividends on the SDI Preferred Shares as more fully described in the Pledge Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND SDI

Subject to the exceptions set forth in the Schedules described in this Article 2 and attached hereto (collectively, the “SDI Schedules”), Stockholder and SDI, jointly and separately, hereby represent and warrant to NSAQ as follows:

2.1          Organization and Qualification of SDI.  SDI is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Korea and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by SDI to be conducted.  SDI is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below in Section 9.2(a)) on SDI.  Complete and correct copies of the articles of incorporation (collectively referred to herein as “Charter Documents”) of SDI, as amended and currently in effect, have been heretofore made available to NSAQ or NSAQ’s counsel.  SDI is not in violation of any of the provisions of its Charter Documents.

2.2          Subsidiaries.

(a)           SDI has no subsidiaries or participations in joint ventures or other entities (collectively, “Subsidiaries”), other than those listed in Schedule 2.2 hereto.  SDI owns all of the outstanding equity securities of its Subsidiaries, free and clear of all Liens, except for those listed on Schedule 2.2.  Except for its Subsidiaries, SDI does not own any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)           Each Subsidiary of SDI that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state or country of incorporation (as listed in Schedule 2.2 hereto) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by SDI to be conducted.  Each Subsidiary of SDI that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state or country of organization or formation (as listed in Schedule 2.2 hereto) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by SDI to be conducted.  Each Subsidiary of SDI is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by SDI to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SDI.  No Subsidiary of SDI is in violation of any of the provisions of its Charter Documents.

2.3          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of SDI consists of (i) 40,000 shares of common stock, par value KRW10,000 per share, of which 20,000 shares are issued and outstanding as of the date of this Agreement and all of which are validly issued, fully paid and nonassessable, and (ii) no shares of preferred stock, Other than SDI Common Stock , SDI has no class or series of securities authorized by its Charter Documents.  Stockholder is the owner of 11,000 shares of SDI Common Stock.

(b)           As of the date of this Agreement, no shares of SDI Common Stock are reserved for issuance upon the exercise of outstanding options granted to employees of SDI or other parties (“SDI Common Stock Options”).  No shares of SDI Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase SDI Common Stock. All shares of SDI Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  All outstanding shares of SDI Common Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(c)           There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which SDI is a party or by which it is bound obligating SDI to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of SDI, or obligating SDI to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)           Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which SDI is a party or by which SDI is bound with respect to any equity security of any class of SDI.

(e)           No outstanding shares of SDI Common Stock are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with SDI.

(f)           The SDI Preferred Shares to be issued by SDI in connection with the SDI Preferred Stock Purchase, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of SDI Preferred Stock will be fully paid and nonassessable.

2.4          Authority Relative to this Agreement.  SDI has all necessary corporate power and authority to:  (i) execute and deliver this Agreement and each ancillary document that SDI is to execute or deliver pursuant to this Agreement, and (ii) carry out SDI’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the SDI Preferred Stock Purchase and the Share Exchange).  The execution and delivery of this Agreement by SDI and the consummation by SDI of the transactions contemplated hereby (including the SDI Preferred Stock Purchase and the Share Exchange) have been duly and validly authorized by all necessary corporate action on the part of SDI (including the approval by its board of directors).  No other corporate proceedings on the part of SDI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Commercial Acts of the Republic of Korea and the terms and conditions of this Agreement.  This Agreement has been duly and validly executed and delivered by SDI and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal and binding obligation of SDI, enforceable against SDI in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by SDI does not, and the performance of this Agreement by SDI shall not, (i) conflict with or violate SDI’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 9.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair SDI’s or any Subsidiary of SDI’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or encumbrance on any of the properties or assets of SDI or any Subsidiary of SDI pursuant to, any of SDI Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any material contract, including any “change in control” or similar provision of any material contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on SDI.

(b)           The execution and delivery of this Agreement by SDI does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined below in Section 9.2(g)) or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or United States state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which SDI is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SDI or, after the Closing, NSAQ or prevent consummation of the SDI Preferred Stock Purchase or Share Exchange or otherwise prevent the Parties hereto from performing their obligations under this Agreement.

2.6          Compliance.  SDI has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on SDI.  SDI is not in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of material non-compliance with any Legal Requirements material to the business of SDI has been received by SDI (and SDI has no knowledge of any such notice delivered to any other Person) within the past two years.  SDI is not in violation of any term of any material contract, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on SDI.

2.7          Financial Statements; Projections.

(a)           SDI has made available to NSAQ true and complete copies of the unaudited consolidated financial statements (including any related notes thereto) of SDI and its consolidated Subsidiaries for the quarter and the six months ended June 30, 2009  and the audited consolidated financial statements (including any related notes thereto) of SDI and its consolidated Subsidiaries for the fiscal years ended December 31, 2008, 2007, and 2006.

(b)           SDI has made available to NSAQ true and complete copies of the unaudited consolidated financial statements (including any related notes thereto) of SSME for the six months ended June 30, 2009 and the audited consolidated financial statements (including any related notes thereto) of SSME for the fiscal years ended December 31, 2008 and 2007.

(c)           “Unaudited Financial Statements” as used herein refers to the unaudited financial statements of SDI and SSME. “Audited Financial Statements” as used herein refers to the audited financial statements of SDI and SSME.  “Financial Statements” as used herein refers to all of the financial statements of SDI and SSME, which includes the Audited Financial Statements and the Unaudited Financial Statements.

(d)           The Financial Statements comply as to form in all material respects with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved, and were prepared in accordance with U.S. GAAP, and fairly present in all material respects the financial position of SDI and SSME at the date thereof and the results of their operations and cash flows for the period indicated.

(e)           The books of account, minute books and transfer ledgers and other similar books and records of SDI and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and that have not been so set forth.

(f)           Except as otherwise noted in the Financial Statements, the accounts and notes receivable of SDI and its Subsidiaries reflected in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which SDI has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of SDI or any of its Subsidiaries as of the date hereof.

(g)           The projections of the financial performance of SDI and SSME that have been provided to NSAQ  (the “Projections”) and were prepared on the basis of reasonable assumptions, including information about the projects with which SDI and the Subsidiaries are currently involved. The Projections were prepared by RSM  based on management projections provided by SDI and SSME in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered.  Neither the Stockholder nor SDI has any knowledge of facts that would make the Projections materially in error.

2.8          No Undisclosed Liabilities.  SDI and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required in accordance with U.S. GAAP to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of SDI and its Subsidiaries on a consolidated basis, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet and related notes to financial statements included in the Financial Statements, (ii) such liabilities arising in the ordinary course of SDI’s and its Subsidiaries’ businesses since June 30, 2009, none of which would reasonably be expected to have a Material Adverse Effect on SDI and Subsidiaries, and (iii) liabilities or obligations reasonably incurred by or on behalf of SDI in connection with this Agreement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SDI.

2.9          Absence of Certain Changes or Events.  Except as set forth in the Financial Statements, since June 30, 2009, there has not been:  (i) any Material Adverse Effect on SDI, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of SDI Common Stock, or any purchase, redemption or other acquisition by SDI of any of the shares of SDI Common Stock or any other securities or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the shares of SDI Common Stock, (iv) any granting by SDI of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by SDI of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by SDI of any increase in severance or termination pay or any entry by SDI into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving SDI of the nature contemplated hereby, (v) entry by SDI into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 9.2(h) hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by SDI with respect to any Governmental Entity, (vi) any material change by SDI in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of SDI, (viii) any issuance of capital stock of SDI, (ix) any revaluation by SDI of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of SDI other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10        Litigation.  Except as disclosed in the Financial Statements, there are no material claims, suits, actions or proceedings pending or, to the knowledge of SDI, threatened against SDI or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11        Business Activities.  To SDI’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon SDI or any Subsidiary of SDI or their assets or to which SDI or any Subsidiary of SDI is a party that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SDI or any Subsidiary of SDI, any acquisition of property by SDI or any Subsidiary of SDI or the conduct of business by SDI or any Subsidiary of SDI as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on SDI.

2.12        Taxes.

(a)           Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all United States federal, state, local and foreign taxes (including taxes in the Republic of Korea), including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)           Tax Returns and Audits.  SDI and each Subsidiary have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by SDI and each Subsidiary with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects. All Taxes that are due from or may be asserted against SDI or any Subsidiary (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of SDI or are being contested in good faith by appropriate proceedings. No issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to above that might be determined to have a Material Adverse Effect on SDI or any Subsidiary. Neither SDI nor any Subsidiary has given or been requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes. There are no tax liens affecting SDI, any Subsidiary or their respective assets that have not been satisfied or discharged by payment or concession by the relevant taxing authority.

2.13        Brokers; Third Party Expenses.  SDI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.14        Governmental Actions/Filings.

(a)           SDI and each Subsidiary of SDI has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) necessary to the conduct by SDI and each Subsidiary of SDI of its business (as presently conducted).  Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2009 (except to the extent such expiration would not reasonably be expected to have a Material Adverse Effect on SDI) and to SDI’s knowledge, SDI is in substantial compliance with all of its obligations with respect thereto.  To SDI’s knowledge, no event has occurred and is continuing that requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events that, either individually or in the aggregate, would not have a Material Adverse Effect upon SDI.

(b)           No Governmental Action/Filing is necessary to be obtained, secured or made by SDI to enable it to continue to conduct its businesses and operations and use its properties immediately after the Closing in a manner which is consistent with current practice.

(c)           For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any United States federal, state, municipal, foreign (included those in the Republic of Korea) or other governmental, administrative or judicial body, agency or authority.

2.15        Interested Party Transactions.  Except as expressly stated in the Financial Statements, no employee, officer, director, shareholder or holder of derivative securities of SDI or a member of his or her immediate family (collectively, the “Company Insiders”) is indebted to SDI, nor is SDI indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of SDI, and (iii) for other employee benefits made generally available to all employees.  To SDI’s knowledge, none of such individuals has any ownership interest in any Person with whom SDI is affiliated or with whom SDI has a contractual relationship, or in any Person that competes with SDI.  To the knowledge of SDI, no Company Insider or any member of a Company Insider’s immediate family is interested in any material contract with SDI that is adverse to SDI (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of SDI or such Person’s employment with SDI).

2.16        No Illegal or Improper Transactions.  Neither SDI nor any Subsidiary nor any other officer, director, employee, agent or Affiliate of SDI or any Subsidiary has offered, paid or agreed to pay to any Person or entity (including any governmental official) or solicited, received or agreed to receive from any such Person or entity, directly or indirectly, in any manner that is in violation of any applicable policy of SDI or any Subsidiary, ordinance, regulation or law, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for SDI or any Subsidiary, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

2.17        Board Approval.  The board of directors of SDI (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.18        Stockholder Matters.

(i)           Stockholder has had both the opportunity to ask questions and receive answers from the officers and directors of NSAQ and all persons acting on NSAQ’s behalf concerning the business and operations of NSAQ and to obtain any additional information to the extent NSAQ possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(ii)          Stockholder has had access to the NSAQ SEC Reports (as defined below in Section 3.7(a)) filed prior to the date of this Agreement;

(iii)         This Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.  The execution and delivery of this Agreement by Stockholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (1) for applicable requirements, if any, of the Securities Act, the Exchange Act and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stockholder or SDI or, after the Closing, NSAQ, or prevent consummation of the SDI Preferred Stock Purchase or the Share Exchange or otherwise prevent the Parties hereto from performing their material obligations under this Agreement; and

(iv)         Stockholder owns the SDI Common Shares free and clear of all Liens.

(v)          The NSAQ Shares to be acquired by Stockholder will be acquired for investment for such Stockholder’s own account and not with a view to the resale or distribution of any part thereof.

(vi)         Stockholder is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and (ii) does not qualify as a “U.S. Person” as defined in Regulation S under the Securities Act.

(vii)        Stockholder understands that it will acquire “restricted securities” from NSAQ under the United States federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration.

(viii)       Stockholder acknowledges that the certificate evidencing the NSAQ Common Stock shall bear the following legend:

 “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

2.19         Disclosure. No representation or warranty by Stockholder, SDI or any Subsidiary contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to NSAQ pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

2.20         Survival of Representations and Warranties.  The representations and warranties of SDI and Stockholder set forth in this Agreement shall survive the Closing until, and shall terminate and be of no further force or effect on, the Escrow Release Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NSAQ

Subject to the exceptions set forth in the Schedules described in this Article 3 and attached hereto (collectively, the “NSAQ Schedules”), NSAQ represents and warrants to, and covenants with, SDI and Stockholder, as follows:

3.1          Organization and Qualification.

(a)           NSAQ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted.  NSAQ is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted by NSAQ, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NSAQ.  Complete and correct copies of NSAQ’s Charter Documents, as amended and currently in effect, have been heretofore made available to SDI.  NSAQ is not in violation of any of the provisions of its Charter Documents.

(b)           NSAQ is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NSAQ.

3.2          Subsidiaries.

(a)           NSAQ has no direct or indirect Subsidiaries.  NSAQ does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person, nor does it have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of NSAQ consists of 20,000,000 shares of NSAQ Common Stock and 1,000,000 shares of preferred stock, par value $.0001 per share (“NSAQ Preferred Stock”), of which 7,941,250 shares of NSAQ Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of NSAQ Preferred Stock are issued and outstanding. Other than the NSAQ Common Stock and NSAQ Preferred Stock, NSAQ has no class or series of securities authorized by its Charter Documents.  The NSAQ Common Stock and NSAQ Preferred Stock are collectively referred to herein as the “NSAQ Stock.”

(b)           No shares of NSAQ Stock are reserved for issuance upon the exercise of outstanding options granted to employees of NSAQ or other parties (“NSAQ Stock Options”).  Except for 7,953,000 warrants to purchase NSAQ Common Stock and the underwriter unit purchase option, as disclosed in the NSAQ SEC Reports, as of the date of this Agreement, no shares of the NSAQ Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase NSAQ Stock. All shares of the NSAQ Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of NSAQ Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(c)           The NSAQ Shares to be issued by NSAQ in connection with the Share Exchange, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of NSAQ Common Stock will be fully paid and nonassessable.

(d)           Except for 7,953,000 warrants to purchase NSAQ Common Stock and the underwriter unit purchase option, as disclosed in the NSAQ SEC Reports, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which NSAQ is a party or by which it is bound obligating the NSAQ to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of NSAQ or obligating NSAQ to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(e)           Except as set forth in the NSAQ SEC Reports, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the NSAQ is a party or by which the NSAQ is bound with respect to any equity security of any class of the NSAQ.

(f)           No outstanding shares of NSAQ Common Stock are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with NSAQ.

3.4          Authority Relative to this Agreement.  NSAQ has all necessary corporate power and authority to:  (i) execute and deliver this Agreement, and each ancillary document that NSAQ is to execute or deliver pursuant to this Agreement, and (ii) carry out NSAQ’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the SDI Preferred Stock Purchase and the Share Exchange).  The execution and delivery of this Agreement and the consummation by NSAQ of the transactions contemplated hereby (including the SDI Preferred Stock Purchase and the Share Exchange) have been duly and validly authorized by all necessary corporate action on the part of NSAQ (including the approval by its board of directors), and no other corporate proceedings on the part of NSAQ are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the NSAQ Stockholder Approval (as defined in Section 5.1(a)).  This Agreement has been duly and validly executed and delivered by NSAQ and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal and binding obligation of NSAQ, enforceable against NSAQ in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by NSAQ do not, and the performance of this Agreement by NSAQ shall not:  (i) conflict with or violate NSAQ’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair NSAQ’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of NSAQ, except with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on NSAQ.

(b)           The execution and delivery of this Agreement by NSAQ does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which NSAQ is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NSAQ, or prevent consummation of the SDI Preferred Stock Purchase or the Share Exchange or otherwise prevent the Parties hereto from performing their obligations under this Agreement.

3.6          Compliance.  NSAQ has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on NSAQ.  NSAQ is not in default or violation of any term, condition or provision of any applicable Charter Documents.  No written notice of material non-compliance with any Legal Requirements has been received by NSAQ (and NSAQ has no knowledge of any such notice delivered to any other Person).  NSAQ is not in violation of any term of any material contract, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on NSAQ.

3.7          SEC Filings; Financial Statements.

(a)           NSAQ has made available to SDI a correct and complete copy of each report, registration statement and definitive proxy statement filed by NSAQ with the SEC (the “NSAQ SEC Reports”), which are all the forms, reports and documents required to be filed by NSAQ with the SEC prior to the date of this Agreement.  All NSAQ SEC Reports required to be filed by NSAQ in the twenty-four (24) month period prior to the date of this Agreement were filed in a timely manner.  As of their respective dates the NSAQ SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NSAQ SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, NSAQ makes no representation or warranty whatsoever concerning any NSAQ SEC Report as of any time other than the date or period with respect to which it was filed.

(b)           Each set of financial statements (including, in each case, any related notes thereto) contained in NSAQ SEC Reports, including each NSAQ SEC Report filed after the date hereof until the Closing, complied or (with respect to filings after the date hereof) will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or (with respect to filings after the date hereof) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or (with respect to filings after the date hereof) will fairly present in all material respects the financial position of NSAQ at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or (with respect to filings after the date hereof) will be subject to normal adjustments that were not or are not expected to have a Material Adverse Effect on NSAQ taken as a whole.

3.8          No Undisclosed Liabilities.  NSAQ has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in NSAQ SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of NSAQ, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the financial statements included in NSAQ SEC Reports filed prior to the date hereof, (ii) liabilities incurred since June 30, 2009 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect on NSAQ and (iii) liabilities or obligations reasonably incurred by or on behalf of NSAQ in connection with this Agreement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NSAQ.

3.9          Absence of Certain Changes or Events.  Except as contemplated by this Agreement, since June 30, 2009, there has not been: (i) any Material Adverse Effect on NSAQ, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of NSAQ’s capital stock, or any purchase, redemption or other acquisition by NSAQ of any of NSAQ’s capital stock or any other securities of NSAQ or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of NSAQ’s capital stock, (iv) any granting by NSAQ of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by NSAQ of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by NSAQ of any increase in severance or termination pay or any entry by NSAQ into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving NSAQ of the nature contemplated hereby, (v) entry by NSAQ into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by NSAQ with respect to any Governmental Entity, (vi) any material change by NSAQ in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of NSAQ, (viii) any issuance of capital stock of NSAQ, (ix) any revaluation by NSAQ of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of NSAQ other than in the ordinary course of business or (x) any agreement, whether written or oral, to do any of the foregoing.

3.10        Litigation.  There are no claims, suits, actions or proceedings pending or to NSAQ’s knowledge, threatened against NSAQ, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11        Business Activities.  Since its organization, NSAQ has not conducted any business activities other than activities directed toward the accomplishment of a business combination.  Except as set forth in the NSAQ Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon NSAQ or to which NSAQ is a party that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of NSAQ, any acquisition of property by NSAQ or the conduct of business by NSAQ as currently conducted other than such effects, individually or in the aggregate, that have not had and would not reasonably be expected to have, a Material Adverse Effect on NSAQ.

3.12        Taxes.

(a)           NSAQ has timely filed all returns required to be filed by NSAQ with any Tax authority prior to the date hereof, except such returns that are not material to NSAQ.  All such returns are true, correct and complete in all material respects.  NSAQ has paid all Taxes shown to be due on such returns.

(b)           All Taxes that NSAQ is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)           NSAQ has not been delinquent in the payment of any Tax that has not been accrued for in NSAQ’s books and records of account for the period for which such Tax relates, nor is there any Tax deficiency outstanding, proposed or assessed against NSAQ, nor has NSAQ executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           To the knowledge of NSAQ, no audit or other examination of any return of NSAQ by any Tax authority is presently in progress, nor has NSAQ been notified of any request for such an audit or other examination.

(e)           No adjustment relating to any returns filed by NSAQ has been proposed in writing, formally or informally, by any Tax authority to NSAQ or any representative thereof.

(f)           NSAQ has no liability for any unpaid Taxes that have not been accrued for or reserved on NSAQ’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of NSAQ in the ordinary course of business, none of which is material to the business, results of operations or financial condition of NSAQ or, if any such amount is material, it has been accrued on the books and records of NSAQ in accordance with U.S. GAAP.

3.13        Interested Party Transactions.  Except as set forth in the NSAQ SEC Reports filed prior to the date of this Agreement:  (a) no employee, officer, director or stockholder of NSAQ or a member of his or her immediate family is indebted to NSAQ, nor is NSAQ indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of NSAQ; (b) to NSAQ’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom NSAQ is affiliated or with whom NSAQ has a material contractual relationship, or any Person that competes with NSAQ; and (c) to NSAQ’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with NSAQ (other than such contracts as relate to any such individual ownership of capital stock or other securities of NSAQ).

3.14         Board Approval.  The board of directors of NSAQ (including any required committee or subgroup of the board of directors of NSAQ) has, as of the date of this Agreement, by majority vote (i) declared the advisability of the SDI Preferred Stock Purchase and the Share Exchange and approved this Agreement and the transactions contemplated hereby, (ii) determined that the SDI Preferred Stock Purchase and the Share Exchange are in the best interests of the stockholders of NSAQ, and (iii) determined that the fair market value of the portion of SDI that it is acquiring is equal to at least 80% of NSAQ’s net assets.

3.15         Trust Fund.  As of the date hereof and at the Closing Date, NSAQ has and will have no less than $49,715,284 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.19.

3.16         Governmental Filings.  NSAQ has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by NSAQ of its business (as presently conducted), which is true, complete and correct.  Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2009, and NSAQ is in compliance with all of its obligations with respect thereto.  No event has occurred and is continuing that requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon NSAQ.

3.17         Brokers; Third Party Expenses.  Except as set forth in Schedule 3.17 hereto, NSAQ has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

3.18         Disclosure. No representation or warranty by NSAQ contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to SDI or the Stockholder pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

3.19         Survival of Representations and Warranties.  The representations and warranties NSAQ set forth in this Agreement shall survive the Closing until, and shall terminate and be of no further force or effect on, the Escrow Release Date.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by SDI and NSAQ.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of SDI and NSAQ shall, except to the extent that the other Party shall otherwise consent in writing or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not be reasonably expected to have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as required by the terms of this Agreement, without the prior written consent of the other Party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of SDI and NSAQ shall not do any of the following:

(a)           waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)           grant any severance or termination pay to (i) any officer or (ii) any employee, except with respect to SDI or any of its Subsidiaries, pursuant to applicable law, the existing terms of written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other Party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of SDI, any Subsidiary of SDI or NSAQ, as applicable, or enter into grants to transfer or license to any person future patent rights, other than, with respect to SDI or any Subsidiary of SDI in the ordinary course of business consistent with past practices provided that in no event shall SDI, any Subsidiary of SDI or NSAQ license on an exclusive basis or sell any Intellectual Property of SDI, any Subsidiary of SDI or NSAQ as applicable;

(d)           declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)          except as permitted by Section 5.20, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of SDI and NSAQ, as applicable;

(f)           issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g)          except to comply with the terms of this Agreement and to the extent necessary to become a subsidiary of NSAQ, amend its Charter Documents;

(h)          acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in the case of SDI, which are material, individually or in the aggregate, to the business of SDI or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services;

(i)           sell, lease, license, encumber or otherwise dispose of any properties or assets, except with respect to SDI and its Subsidiaries, (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of SDI and its Subsidiaries, taken as a whole;

(j)           incur any indebtedness for borrowed money (other than, with respect to SDI and its Subsidiaries, under its existing credit facilities as may be required for working capital needs in the ordinary course of business and, with respect to NSAQ, as permitted pursuant to Section 5.18) or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NSAQ or SDI or any Subsidiary of SDI, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)          pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements included in the NSAQ SEC Reports filed prior to the date of this Agreement or SDI’s Unaudited Financial Statements, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which SDI or any Subsidiary of SDI is a party or of which SDI or any Subsidiary of SDI is a beneficiary or to which NSAQ is a party or of which NSAQ is a beneficiary, as applicable;

(l)           except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(m)         enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with past practices; or

(n)          agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (m) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Proxy Statement; Special Meeting.

(a)          As soon as is reasonably practicable after execution of this Agreement,  NSAQ shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of NSAQ Common Stock to vote, at a meeting of the holders of NSAQ Common Stock to be called for such purpose (the “Special Meeting”), in favor of, among other things, (i) the adoption of this Agreement and the approval of the SDI Preferred Stock Purchase and the Share Exchange, (ii) the issuance of the NSAQ Shares in connection with the Share Exchange, (iii) if mutually agreed to by NSAQ and SDI, the redomestication of NSAQ to the British Virgin Islands, (iv) the change of the name of NSAQ to a name selected by SDI, (v) increasing the authorized number of shares of NSAQ Common Stock, (vi) the election of directors of NSAQ pursuant to Section 5.2, whose election shall be effective as of the Closing, (vii) other changes to NSAQ’s certificate of incorporation agreed by the Parties, including (1) changing corporate existence to perpetual; (2) incorporating the classification of directors that would result from the election of directors as contemplated by Section 5.2; (3) removing provisions that will no longer be applicable to NSAQ after the SDI Preferred Stock Purchase and the Share Exchange, and (4) making certain other changes in terms, gender and number that are substantively immaterial; and (viii) an adjournment proposal to adjourn the Special Meeting if, based on the tabulated vote count, NSAQ is not authorized to proceed with the SDI Preferred Stock Purchase and the Share Exchange (romanettes (i) through (viii), collectively, the “NSAQ Stockholder Approval”).  Such proxy materials shall be in the form of a proxy statement to be used for the purposes of soliciting proxies from holders of NSAQ Common Stock for the matters to be acted upon at the Special Meeting (the “Proxy Statement”). SDI shall furnish to NSAQ on a timely basis all information concerning SDI (or any of its Subsidiaries) as NSAQ may reasonably request in connection with the preparation of the Proxy Statement.  SDI and its counsel shall be given an opportunity to review, comment on and approve (such approval not to be unreasonably withheld, conditioned or delayed) the Proxy Statement (including any amendments thereto) prior to its filing with the SEC.  NSAQ, with the assistance of SDI, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable.  NSAQ shall also take any and all commercially reasonable actions required to satisfy the requirements of the Exchange Act.

(b)           As soon as reasonably practicable following approval by the SEC, NSAQ shall distribute the Proxy Statement to the holders of NSAQ Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware General Corporation Law (the “DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the SDI Preferred Stock Purchase and the Share Exchange and the other matters presented to the stockholders of NSAQ for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c)           NSAQ shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, NSAQ shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of NSAQ Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that NSAQ shall not be responsible for the accuracy or completeness of any information relating to SDI or Stockholder any other information furnished by SDI or Stockholder for inclusion in the Proxy Statement).  SDI represents and warrants that the information relating to SDI supplied in writing by SDI and Stockholder for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of NSAQ Common Stock or at the time of the Special Meeting contain any statement that, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)           NSAQ, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of NSAQ Common Stock vote in favor of the adoption of this Agreement and the approval of the SDI Preferred Stock Purchase and the Share Exchange, and shall otherwise use commercially reasonable efforts to obtain the NSAQ Stockholder Approval.

5.2           Directors and Officers of NSAQ after Closing.  The Parties shall take all necessary action so that the following persons are nominated for election as directors at the Special Meeting:  (i) three (3) nominees appointed by Stockholder, at least one of which shall be fluent in English, and (ii) one (1) nominee appointed by NSAQ.

5.3           HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, NSAQ and SDI shall each prepare and file the notifications and any other information required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) in connection with such notifications in accordance with all applicable requirements of all Governmental Entities.  NSAQ and SDI shall cooperate in good faith with each other and such Governmental Entities.  NSAQ and SDI shall (a) promptly inform the other of any communication to or from the FTC, the DOJ or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, (c) request an early termination of the waiting period under the HSR Act and (d) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.  Filing fees with respect to the notifications required under the HSR Act shall be paid by NSAQ.

5.4           Other Actions.

(a)           As promptly as practicable after execution of this Agreement, NSAQ shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which SDI shall review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) prior to filing.

(b)           Prior to Closing, NSAQ shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by SDI and its accountant, and such other information that may be required to be disclosed with respect to the SDI Preferred Stock Purchase and the Share Exchange in any report or form to be filed with the SEC (“Closing Form 8-K”), which SDI shall review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) prior to filing.  Concurrently with the Closing or as soon as practicable thereafter, NSAQ shall file the Closing Form 8-K with the SEC.

(c)           SDI and NSAQ shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the SDI Preferred Stock Purchase and the Share Exchange and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity.  This obligation shall include, on the part of NSAQ, sending to Continental a termination letter with respect to the Investment Management Trust Agreement by and between NSAQ and Continental.

5.5           Required Information.  In connection with the preparation of the Signing Form 8-K, the Proxy Statement and the Closing Form 8-K, or any other filing notice or application made by or on behalf of NSAQ and/or SDI to any Government Entity or other third party in connection with the SDI Preferred Stock Purchase and the Share Exchange and the other transactions contemplated hereby, and for such other reasonable purposes, SDI and NSAQ each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders (including the directors of NSAQ and SDI to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the SDI Preferred Stock Purchase and the Share Exchange, or any other statement, filing, notice or application made by or on behalf of SDI and NSAQ to any third party and/or any Governmental Entity in connection with the SDI Preferred Stock Purchase and the Share Exchange and the other transactions contemplated hereby.  Each Party warrants and represents to the other Party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6           Confidentiality; Access to Information.

(a)           Non-Disclosure and Confidentiality.  Each Party hereto shall keep secret and confidential any and all documents and information, including this Agreement and the terms and conditions hereof, provided by any other Party in connection with the execution or performance of this Agreement (the “Confidential Information”) and shall neither disclose to a third party nor use the Confidential Information other than for the purpose of achieving the objectives of this Agreement.  If a shareholder, officer, employee, worker, agent or trading counterparty of any Party has disclosed any of the Confidential Information to a third party, that Party shall be liable hereunder for the disclosure as if that Party had committed the disclosure.  The obligation of confidentiality contained herein shall not apply in a case in which the data and information is: (i) generally known to the public; (ii) known through a third party other than that Party and the receiving Party is not aware of any confidentiality obligations binding on such third party; or (iii) required to be disclosed by applicable laws and regulations.  No Party may use or provide to its shareholders, officers, employees, workers, agents or other trading counterparties any information related to this Agreement unless such use or provision is required for achieving the objective of this Agreement, or for compliance with law.

(b)           Access to Information.

(i)           SDI will afford NSAQ and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and key personnel of SDI during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties, to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of SDI as NSAQ may reasonably request.  No information or knowledge obtained by NSAQ in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the SDI Preferred Stock Purchase and the Share Exchange.

(ii)          NSAQ will afford SDI and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of NSAQ during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which have been disclosed to SDI), to obtain all information concerning the business, including properties, results of operations and personnel of NSAQ, as SDI may reasonably request.  No information or knowledge obtained by SDI in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the SDI Preferred Stock Purchase and the Share Exchange.

5.7           Public Disclosure.  From the date of this Agreement until Closing or termination of this Agreement, the Parties shall cooperate in good faith to jointly prepare and mutually agree upon all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no Party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of NSAQ (in the case of SDI) or SDI (in the case of NSAQ), except as provided by Section 5.4 or as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system.  Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any Party determines with the advice of counsel that it is required to make this Agreement or any terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to confidential communications by any Party to its counsel, accountants, investors, and other professional advisors.

5.8           Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the SDI Preferred Stock Purchase and the Share Exchange and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 hereto of SDI Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, NSAQ and its board of directors, and SDI and its board of directors, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the SDI Preferred Stock Purchase, the Share Exchange, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to enable the SDI Preferred Stock Purchase and the Share Exchange and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require NSAQ or SDI to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9           Sale Restrictions.  No public market sales of shares of the NSAQ Common Stock issued as a result of the Share Exchange shall be made by Stockholder during the period prescribed by and as otherwise permitted pursuant by the Lock-Up Agreement executed by Stockholder in connection with this Agreement.

5.10         No Securities Transactions.  Neither SDI nor Stockholder nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of NSAQ prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  SDI shall use commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.11         No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, SDI and Stockholder acknowledges that it has read NSAQ’s final prospectus dated November 30, 2007 and understands that NSAQ has established the Trust Fund for the benefit of NSAQ’s public stockholders and that NSAQ may disburse monies from the Trust Fund only (a) to NSAQ’s public stockholders in the event they elect to convert their respective shares into cash in accordance with NSAQ’s Charter Documents and/or the liquidation of NSAQ, (b) to NSAQ after, or concurrently with, the consummation of a business combination, and (c) to NSAQ in limited amounts for its working capital requirements and tax obligations.  SDI and Stockholder further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by November 30, 2009, NSAQ will be obligated to return to its stockholders the amounts being held in the Trust Fund.  Accordingly, SDI, for itself and its Subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, and Stockholder, for itself, hereby waive all rights, title, interest or claim of any kind against NSAQ to collect from the Trust Fund any monies that may be owed to them by NSAQ for any reason whatsoever, including but not limited to a breach of this Agreement by NSAQ or any negotiations, agreements or understandings with NSAQ (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever.  This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Committee, NSAQ, SDI and Stockholder.

5.12         Disclosure of Certain Matters.  Each of NSAQ and SDI will provide the other with prompt written notice of any event, development or condition that (a) would cause any of the conditions set forth in Article VI not to be satisfied or (b) would require any amendment or supplement to the Proxy Statement.

5.13         Securities Listing.  NSAQ and SDI shall use commercially reasonable efforts to obtain listing for trading of the NSAQ Common Stock, NSAQ’s warrants and NSAQ’s units on the NYSEA, the New York Stock Exchange or the Nasdaq Stock Market, as mutually agreed upon by NSAQ and SDI if NSAQ shall meet the listing requirements for such exchange or market.

5.14         Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)          All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of NSAQ as provided in the Charter Documents of NSAQ or in any indemnification agreements shall survive the SDI Preferred Stock Purchase and the Share Exchange and shall continue in full force and effect in accordance with their terms.

(b)          For a period of six (6) years after the Closing Date, NSAQ shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by NSAQ and SDI, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)          If NSAQ or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NSAQ assume the obligations set forth in this Section 5.14.

(d)          The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of NSAQ for all periods ending on or before the Closing Date and may not be changed without the consent of Committee.

5.15         Insider Loans; Equity Ownership in Subsidiaries.  SDI agrees to list and provide to NSAQ prior to the Closing and make schedules for payment and/or performance of obligations relating to: (i) any and all loans made by SDI to any Company Insider to be repaid to SDI and any other amount owed by such Company Insider to SDI; and (ii) guaranties or similar arrangements pursuant to which SDI has guaranteed the payment or performance of obligations of such Company Insider to a third party. For the purpose of this Agreement, the Company Insider shall mean any officer, director, employee, stockholder or holder of derivative securities of SDI at or prior to Closing.

5.16         Audited Financial Information.  SDI shall use commercially reasonable efforts to deliver to NSAQ the Financial Statements of SDI as soon as practicable, which Financial Statements shall be included in the Proxy Statement.

5.17         Access to Financial Information.  SDI will, and will use commercially reasonable efforts to cause its auditors to (a) continue to provide NSAQ and its advisors access to all of SDI’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and (b) cooperate fully with any reviews performed by NSAQ or its advisors of any such financial statements or information.

5.18         NSAQ Borrowings; Indebtedness.  Through the Closing, NSAQ shall be allowed to borrow from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of NSAQ in due course on a non-interest bearing basis and repayable at Closing from the Trust Fund.  Any indebtedness of NSAQ existing immediately prior to the Closing shall be paid in full immediately upon the release of funds from the Trust Fund.

5.19         Trust Fund Disbursement.  NSAQ shall cause the Trust Fund to be disbursed to NSAQ as otherwise contemplated by this Agreement immediately upon the Closing.  All liabilities and obligations of NSAQ due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares converted to cash in accordance with the provisions of NSAQ’s Charter Documents, (ii) all amounts payable in connection with any of the arrangements or transactions contemplated by Section 5.20 (including all costs and expenses in connection therewith), (iii) as deferred underwriters’ compensation in connection with NSAQ’s initial public offering, (iv) for income tax or other tax obligations of NSAQ prior to Closing, (v) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of NSAQ and (vi) to third parties (e.g., professionals, printers, etc.) who have rendered services to NSAQ in connection with its operations and efforts to effect a business combination, including the SDI Preferred Stock Purchase and the Share Exchange.

5.20         Certain Actions with Respect to NSAQ Securities.  NSAQ shall use its best efforts to prevent NSAQ stockholders from voting against the adoption of the Securities Purchase and Exchange Agreement in order to increase the probability that NSAQ public stockholders will vote in favor of and approve such agreement.  Notwithstanding NSAQ’s best efforts, if it is anticipated that there will be any votes against the adoption of the Securities Purchase and Share Exchange Agreement, SDI shall cause SSME to purchase a maximum of 2,541,200 shares of NSAQ Common Stock (equivalent to forty percent (40%) of the public shares of NSAQ Common Stock) prior to the Special Meeting in order to secure approval of the transactions contemplated hereby.

5.21         Warrant Purchases.  NSAQ shall use its best efforts to assist SSME to purchase at least 1,400,000 of NSAQ’s outstanding warrants no later than the record date of the Special Meeting.

5.22  Post-Closing Issuances of SDI Stock.      SDI shall not issue or sell any shares of, or rights to acquire shares of, SDI Stock that reduces NSAQ’s ownership and voting power to less than 52.59% except for SDI’s issuance of shares or rights issue stipulated in Charter Documents for which NSAQ waives its vested rights of first refusal.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1           Conditions to Obligations of Each Party to Effect the SDI Preferred Stock Purchase and the Share Exchange.  The respective obligations of each Party to this Agreement to effect the SDI Preferred Stock Purchase and the Share Exchange shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           NSAQ Stockholder Approval.  The NSAQ Stockholder Approval shall have been obtained by the requisite vote under the laws of the State of Delaware.

(b)           NSAQ Common Stock.  Holders of forty percent (40%) or more of the shares of NSAQ Common Stock issued in NSAQ’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with NSAQ’s Charter Documents.

(c)           HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired (or been terminated early), and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the SDI Preferred Stock Purchase or the Share Exchange illegal or otherwise prohibiting consummation of the SDI Preferred Stock Purchase or the Share Exchange, substantially on the terms contemplated by this Agreement.

6.2           Additional Conditions to Obligations of SDI and Stockholder.  The obligations of SDI and Stockholder to consummate and effect the SDI Preferred Stock Purchase and the Share Exchange shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by SDI:

(a)           Representations and Warranties.  Each representation and warranty of NSAQ contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.  SDI shall have received a certificate with respect to the foregoing signed on behalf of NSAQ by an authorized officer of NSAQ (“NSAQ Closing Certificate”).

(b)           Agreements and Covenants.  NSAQ shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the NSAQ Closing Certificate shall include a provision to such effect.

(c)           No Litigation.    No action, suit or proceeding shall be pending or threatened before any Governmental Entity that is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect materially and adversely the right of NSAQ to own, operate or control any of the assets and operations of SDI following the SDI Preferred Stock Purchase and the Share Exchange and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           Consents.  NSAQ shall have obtained the consents, waivers and approvals required to be obtained by NSAQ in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NSAQ, and the NSAQ Closing Certificate shall include a provision to such effect.

(e)           SEC Compliance.  Immediately prior to Closing, NSAQ shall be in compliance in all material respects with the reporting requirements under the Securities Act and Exchange Act.

(f)           Resignations.    The officers and directors of NSAQ listed in Schedule 6.2(f) shall have resigned from all of their positions and offices with NSAQ, and the directors designated in Section 5.2 shall have been elected at the Special Meeting.

(g)           Escrow Agreement. The Escrow Agreement shall have been executed and delivered by NSAQ and Stockholder and shall be in full force and effect with respect to NSAQ and Stockholder.

(h)           Trust Fund.   NSAQ shall have made appropriate arrangements, subject to Section 5.19, to have the Trust Fund dispersed to NSAQ immediately upon the Closing and in accordance with Section 5.19.  At the Closing, the chief executive officer of NSAQ shall deliver a certificate to SDI setting forth the amount of disbursements from the Trust Fund or from the NSAQ or any of its subsidiaries at or after the closing required to be made to satisfy all liabilities and obligations of NSAQ due and owing or incurred at or prior to Closing (the “CEO Certificate”), such liabilities and obligations not to exceed the amounts therefor set forth on Schedule 6.2(h).  For clarity, Schedule 6.2(h) does not include amounts payable as contemplated by clauses (i), (ii) or (v) of Section 5.19, but does include all other amounts paid or payable out of the Trust Fund or otherwise by NSAQ after the date hereof and to and including the Closing.

(i)           Limitation on Conversions.   The number of shares of NSAQ Common Stock owned by stockholders that exercise their rights to convert their shares into a pro rata share of the Trust Fund shall not exceed 10% of NSAQ Common Stock issued in NSAQ’s initial public offering and outstanding immediately before the Closing, and such condition shall supersede the condition set forth in Section 6.1(b).

(j)           Warrant Purchases.  SSME shall have purchased at least 1,400,000 outstanding warrants issued by NSAQ.

(k)          Other Deliveries.  At or prior to the Closing, NSAQ shall have delivered to SDI such other documents or certificates as shall reasonably be required by SDI and its counsel in order to consummate the transactions contemplated hereunder.

6.3           Additional Conditions to the Obligations of NSAQ.  The obligations of NSAQ to consummate and effect the SDI Preferred Stock Purchase and the Share Exchange shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by NSAQ:

(a)          Representations and Warranties.  Each representation and warranty of SDI and Stockholder contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) in all material respects on and as of the Closing Date, with the same force and effect as if made on the Closing Date.  NSAQ shall have received a certificate with respect to the foregoing signed on behalf of SDI by an authorized officer of SDI (“SDI Closing Certificate”).

(b)         Agreements and Covenants.  SDI and Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and SDI Closing Certificate shall include a provision to such effect.

(c)          No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity that is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect materially and adversely the right of NSAQ to own, operate or control any of the assets and operations of SDI following the SDI Preferred Stock Purchase and the Share Exchange and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)         Consents.  SDI shall have obtained the consents, waivers, permits and approvals required to be obtained by SDI in connection with the consummation of the transactions contemplated hereby, other than consents, waivers, permits and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SDI and the SDI Closing Certificate shall include a provision to such effect.

(e)           Lock-Up Agreement.  The Lock-Up Agreement shall have been executed and delivered by Stockholder and shall be in full force and effect with respect to Stockholder.

(f)           Escrow Agreement. The Escrow Agreement shall have been executed and delivered by NSAQ, Stockholder, and Escrow Agent and shall be in full force and effect with respect to NSAQ and Stockholder.

(g)          Pledge Agreement. The Pledge Agreement shall have been executed and delivered by NSAQ and the Pledgor and shall be in full force and effect with respect to NSAQ, and the Pledgor.

(h)          SDI Preferred Stock.  The SDI Preferred Stock has been created by SDI and SDI’s Korean Registration Certificate has been filed.

(i)           Other Deliveries.  At or prior to Closing, SDI shall have delivered to NSAQ such other documents or certificates as shall reasonably be required by NSAQ and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification.

(a)           Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), NSAQ and their respective representatives, successors and permitted assigns (the “NSAQ Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 7.1(a)(i) and 7.1(a)(ii), below, but only to the extent of the Escrow Shares, from and against all Losses (as defined below) asserted against, resulting to, imposed upon, or incurred by any NSAQ Indemnitee by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of SDI or Stockholder contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by SDI to NSAQ pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(ii)          the non-fulfillment or breach of any covenant or agreement of SDI or Stockholder contained in this Agreement or any other agreement among the Parties contemplated hereby.

(b)           As used in this Article VII, the term “Losses”, subject to Section 7.4(e) hereof, shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.  Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the NSAQ Indemnitees or SDI Indemnitees (as defined below) (each of the NSAQ Indemnitees and SDI Indemnitees, the “Indemnitees”) may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2           Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Indemnitee by a Person other than the NSAQ, SDI or Stockholder (a “Third Party Claim”) shall be subject to the following terms and conditions (for purposes of this Agreement, “Indemnified Representative” means NSAQ, acting through the Committee, with respect to an indemnification claim by an NSAQ Indemnitee, and Stockholder, with respect to an indemnification claim by an SDI Indemnitee, and “Indemnifying Representative” means the Stockholder, with respect to an indemnification claim by an NSAQ Indemnitee, and NSAQ, acting through the Committee, with respect to an indemnification claim by an SDI Indemnitee:

(a)           Notice of Claim.  The Indemnified Representative, will give the Indemnifying Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”), which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss that may be covered under such insurance, and the Indemnifying Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b)           Defense.  The Indemnifying Representative shall have the right, at its option (subject to the limitations set forth in Section 7.2(c) below) and at its own expense, by written notice to the Indemnified Representative, to assume the entire control of, subject to the right of Indemnified Representative to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Representative to be the lead counsel in connection with such defense. If the Indemnifying Representative is permitted and elects to assume the defense of a Third Party Claim:

(i)           the Indemnifying Representative shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Representative reasonably informed of the status of such defense; provided, however, that the Indemnified Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 7.1; and

(ii)          the Indemnified Representative shall cooperate fully in all respects with the Indemnifying Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Representative shall make available to the Indemnifying Representative all pertinent information and documents under its control.

(c)           Limitations of Right to Assume Defense.  The Indemnifying Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks, as one of its principal claims, an injunction or equitable relief against an Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments.

(d)           Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by an Indemnitee against the Indemnifying Representative and shall not affect the Indemnifying Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages to the Indemnitee to be greater than such damages would have been had the Indemnified Representative given the Indemnifying Representative prompt notice hereunder.  So long as the Indemnifying Representative is defending any such action actively and in good faith, the Indemnified Representative shall not settle such action without the consent of the Indemnifying Representative, such consent not to be unreasonably withheld or delayed.  The Indemnified Representative shall make available to the Indemnifying Representative all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Representative, for the use of the Indemnifying Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)           Failure to Defend.  If the Indemnifying Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Representative, subject to the limitations of Section 7.4, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion; provided that the Indemnifying Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)           Indemnitee Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Representative shall not, without the written consent of the Indemnified Representative, settle or compromise any action or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Indemnitee.

(g)           Representative Consent.  Unless the Indemnifying Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss.

7.3           Insurance and Tax Effect.

(a)           To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, the Indemnitees shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses.

(b)           To the extent that any Losses that are subject to indemnification pursuant to this Article VII are deductible for income tax purposes by an Indemnitee, the amount of any Loss shall be reduced by the income tax savings to such Party as a result of the payment of such Loss.

7.4           Limitations on Indemnification.

(a)           Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by SDI or Stockholder to NSAQ, or by NSAQ to SDI or Stockholder, in connection with this Agreement (including the certificate required to be delivered by SDI pursuant to Section 6.3(a) and the certificate required to be delivered by the NSAQ pursuant to Section 6.2(a) shall survive the Closing until the Escrow Release Date (the “Survival Period”).

(b)           Any indemnification claim made by an Indemnitee in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof.  Except as set forth in the immediately preceding sentence, (i) no claim for indemnification under this Article VII shall be brought after the end of the Survival Period, and (ii) the indemnification rights of the Indemnitees under this Article VII shall terminate and be of no further force or effect; provided that, until the first anniversary of the Escrow Release Date (the “Extended Indemnity Period”), an SDI Indemnitee may bring a claim for indemnification under this Article VII for any claims, action, suit or proceeding, to the extent arising out of or resulting from the actions taken by NSAQ in accordance with Section 5.20 or any agreement between NSAQ and SDI contemplated thereby.  For purposes of the proviso in this subsection (b), any indemnification claim made by an SDI Indemnitee in writing prior to the expiration of the Extended Indemnity Period shall be preserved despite the subsequent expiration of the Extended Indemnity Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Extended Indemnity Period shall survive until final resolution thereof.

(c)           Deductible.  No amount shall be payable under Article VII to an NSAQ Indemnitee unless and until the aggregate amount of all indemnifiable Losses otherwise payable to NSAQ Indemnitees exceeds $1,500,000 (the “Deductible”), in which event the amount payable shall be only the amount in excess of the Deductible.  No amount shall be payable under Article VII to an SDI Indemnitee unless and until the aggregate amount of all indemnifiable Losses otherwise payable to SDI Indemnitees exceeds the Deductible, in which event the amount payable shall be only the amount in excess of the Deductible.

(d)          Aggregate Amount Limitation.  The aggregate liability for Losses pursuant to Section 7.1(a) shall not in any event exceed the Escrow Shares and no NSAQ Indemnitee shall have any claim against SDI’s stockholders in respect of any claim pursuant to this Article VII (and shall only have recourse to the Escrow Shares for such purpose).  The aggregate liability for Losses pursuant to Section 7.1(c) shall not in any event exceed an amount of shares of NSAQ Common Stock equivalent to the Escrow Shares as of the Closing and shall only be payable in shares of NSAQ Common Stock.

(e)          No Special or Consequential Damages.  In no event shall Losses be deemed to include any special, indirect, consequential or punitive damages.

7.5           Exclusive Remedy.  The Parties acknowledge and agree that, from and after the Closing, the sole remedy of the Indemnitees with respect to any and all claims for damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII.  Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit an Indemnitees’ right to bring any claim, demand or suit against the other Party based upon such other Party’s actual fraud.

7.6           Application of Escrow Shares.  The Parties acknowledge that all actions to be taken by the NSAQ Indemnitees pursuant to this Article VII shall be taken on their behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, all Escrow Shares remaining in escrow following the Final Escrow Release Date in excess of the Escrow Shares necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.

7.7           Indemnification of SDI Indemnitee.  In the event that an SDI Indemnitee is entitled to be indemnified by NSAQ for Losses incurred by such SDI Indemnitee pursuant to this Article VII, NSAQ shall issue to such SDI Indemnitee shares of NSAQ Common Stock (subject to Section 7.4(d)) with a Fair Market Value (as defined in the Escrow Agreement) equal to the amount of such Losses.  In the event that Losses suffered by an SDI Indemnitee are as a result of Losses suffered by NSAQ (by virtue of their ownership interest in NSAQ), then each SDI Indemnitee shall be entitled to recover a percentage of such losses equal to such SDI Indemnitee’s percentage ownership of NSAQ Common Stock.

ARTICLE VIII

TERMINATION

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of all the Parties at any time;

(b)           by either NSAQ, SDI or Stockholder if the SDI Preferred Stock Purchase and the Share Exchange shall not have been consummated by the earlier of date that NSAQ is required to liquidate and March 31, 2010; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the SDI Preferred Stock Purchase and the Share Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either NSAQ, SDI or Stockholder if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the SDI Preferred Stock Purchase or the Share Exchange, which order, decree, ruling or other action is final and nonappealable;

(d)           by SDI or Stockholder, upon a material breach of any representation, warranty, covenant or agreement on the part of NSAQ set forth in this Agreement, or if any representation or warranty of NSAQ shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by NSAQ is curable by NSAQ prior to the Closing Date, then SDI or Stockholder may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from SDI to NSAQ of such breach, provided NSAQ continues to exercise commercially reasonable efforts to cure such breach (it being understood that SDI may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by NSAQ is cured during such thirty (30)-day period);

(e)           by NSAQ, upon a material breach of any representation, warranty, covenant or agreement on the part of SDI or Stockholder set forth in this Agreement, or if any representation or warranty of SDI or Stockholder shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by SDI or Stockholder prior to the Closing Date, then NSAQ may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from NSAQ to SDI or Stockholder of such breach, provided SDI or such Stockholder continues to exercise commercially reasonable efforts to cure such breach (it being understood that NSAQ may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by SDI or such Stockholder is cured during such thirty (30)-day period); or

(f)           by either NSAQ, SDI or Stockholder, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of NSAQ Common Stock required under NSAQ’s amended and restated certificate of incorporation, or the holder of more than 10% of the number of shares of NSAQ Common Stock issued in NSAQ’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of NSAQ Common Stock held by them into cash in accordance with NSAQ’s amended and restated certificate of incorporation.

8.2           Notice of Termination; Effect of Termination.

(a)           Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other Parties hereto.

(b)           In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the SDI Preferred Stock Purchase and the Share Exchange shall be abandoned, except for and subject to the following:  (i) Sections 5.6(a), 5.11, 8.2 and 8.3 and Article IX (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

8.3           Fees and Expenses.  Except as may be otherwise agreed by the Parties in writing, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the SDI Preferred Stock Purchase and the Share Exchange are consummated.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt by intended recipient confirmed) to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as shall be specified by like notice):

if to NSAQ, to:

North Shore Acquisition Corp.
545-7 Dogok-Dong
SoftForum B/D, 7th Floor
Gangnam-Gu, Seoul, South Korea

135-270
Attention:             Sang Chul Kim
Telephone:           82-2-526-8400
Fax:                      82-2-526-8474

with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
666 Third Avenue
New York, NY 10017
Attention:            Kenneth R. Koch, Esq.
Telephone:          212-692-6768
Fax:                     212-983-3115

if to SDI, to:

Sungdong Industries Co., Ltd.
407-1 Maehak-ri Jungkwan-myun
Kijang-kun
Pusan, South Korea
Attention:            Han Uk Kim
Telephone:          82-55-259-7010
Fax:          82-55-259-7099

with a copy to SSME:

Sungdong Shipbuilding & Marine Engineering Co., Ltd.
1609-2  Hwang-ri
Kwangdo-myun, Tongyong-si
Kyungsangnam-do, South Korea
Attention:            Bonick Koo, Esq.
Telephone:           82-55-650-9302
Fax:                      82-55-650-5021

with a copy to DR&AJU International Law Firm:

DR&AJU International Law Firm
11/12/13F Donghoon Tower 702-19
Yeoksam-dong Gangnam-gu
Seoul, Korea
Attention:            Kyeong Rok Geong, Esq.
Telephone:          82-2-563-2900
Fax:                     82-2-553-4080

if to Stockholder, to:

Hwi Young Jung
1609-2  Hwang-ri
Kwangdo-myun, Tongyong-si
Kyungsangnam-do, South Korea
Telephone:          82-55-650-9303
Fax:                      82-55-650-9494

9.2           Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all Subsidiaries of such entity.  For purposes of this Agreement:

(a)           the term “Material Adverse Effect” when used in connection with SDI or NSAQ, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that is materially adverse to the business, operations, financial results, financial condition or material assets of SDI or NSAQ, as applicable, and SDI’s Subsidiaries, taken as a whole (and, in the case of NSAQ, both before and after giving effect to the SDI Preferred Stock Purchase and the Share Exchange); provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (B) earthquakes, hurricanes, tornados or other natural disasters, (C) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (D) any change in U.S. GAAP, or (E) with respect to SDI, except to the extent they disproportionately affect SDI and its Subsidiaries, conditions affecting (1) the industry in which SDI and its Subsidiaries operate generally or (2) the U.S. economy or financial markets generally.

(b)           the term “Legal Requirements” means any United States federal, state, local, municipal, foreign (including those of the Republic of Korea) or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(c)           the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)           the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e)           the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f)           the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person; for purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(g)           the term “Governmental Entity” shall mean any Korean or United States federal or state court, administrative agency, commission, governmental or regulatory authority or similar body; and

(h)           the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisional applications, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral rights of authors, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

9.3           Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Delivery by facsimile or electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

9.4           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

9.5           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

9.8           Jurisdiction.    Each Party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, with respect to any action or legal proceeding that may arise out of this Agreement or the interpretation thereof and agrees that service of process in any such action or proceeding may be made by registered mail.  for such purpose.  Each of SDI and Stockholder hereby appoints  Mintz Levin Cohn Ferris Glovsky and Popeo, PC as their respective agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement.

9.9           Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.10         Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.  Subject to the first sentence of this Section 9.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.11         Amendment.  This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties.

9.12         Extension; Waiver.  At any time prior to the Closing, any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.13         Currency. All references to currency amounts in this Agreement shall mean United States dollars unless noted otherwise.

9.14         Language. This Agreement shall be drafted in English and Korean.  In the event of any discrepancy between the two versions, the English version shall take precedence.

9.15         Schedules.  The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement.  The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations, warranties and covenants of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation, warranty or covenant (except as explicitly set forth therein).  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business.  The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any Party and any Person who is not a Party.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

NORTH SHORE ACQUISITION CORP.

By:	/s/ Sang-Chul Kim
Name: Sang-Chul Kim
Title: Chairman

SUNGDONG INDUSTRIES CO. LTD.

By:	/s/ Hong Jun Jung
Name: Hong Jun Jung
Title: CEO

/s/ Hwi Young Jung
Hwi Young Jung

/s/ Hong Jun Jung
Hong Jun Jung